Exhibit 4.7

Debtor’s and Creditors’ Rights Transfer Agreement

Party A: Heilongjiang Hongdoushan Ecology Forest Co., Ltd

Address: No. 234, Gexin Street, Nangang District, Harbin

Party B: Yingjun JIANG

Address: Room 602, Unit 7, Building 2, Kangjiang Neighborhood, No. 319 Jiangguo Street, Daoli District, Harbin

Party C: Zhiguo WANG

Address: No. 234, Gexin Street, Nangang District, Harbin

Party D: Heilongjiang Jinshangjing Bio-Technology Development Co., Limited

Address: 5F, Section B, #18, Hengshan Street, Xiangfang District, Harbin

Whereas, Party A, Party B and Party C have separately entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with Party D according to which Party D shall purchase all the equity interest held by Party A, Party B and Party C in Harbin Yew Science and Technology Development Co., Ltd.

With respect to rights and obligations under the Equity Transfer Agreement, the Parties now reach the following agreement:

1.	Party A and Party B agree to assign all their rights under the Equity Transfer Agreement to Party C, including but not limited to the right of Party A and Party B to receive equity transfer price from Party D pursuant to the Equity Transfer Agreement.

2.	The Parties agree, along with assuming all the rights of Party A and Party B under the Equity Transfer Agreement, Party C shall assume all the obligations of Party A and Party B under the Equity Transfer Agreement.

3.	Once this Agreement has been executed, either Party shall strictly perform this Agreement. In the event either Party breaches this Agreement, the defaulting Party shall be liable for such breach pursuant to this Agreement and shall compensate the non-breaching Party against damages raised therefrom.

4.	The execution, effectiveness, construction, performance and the resolution of disputes hereunder shall be governed by the laws of PRC. In the event that any dispute arises out of or in connection with this Agreement, the Parties shall first resolve the dispute through negotiations in good faith. In the event that the Parties cannot settle a dispute through negotiations, either Party shall have the right to submit the relevant dispute to the people’s court having jurisdiction at the place where the other Party is located.

5.	Miscellaneous

a)	This Agreement shall become effective as of the date of execution.

b)	For issues not provided for in this Agreement, the Parties shall make necessary amendments and supplements through timely negotiation. Any amendments and supplements to this Agreement shall be in writing

c)	This Agreement shall be executed in four original copies, each Party having one copy.

Party A: Heilongjiang Hongdoushan Ecology Forest Co., Ltd

Sign (Seal): /s/ Zhiguo Wang

Party B: Yingjun JIANG

Sign: /s/ Yingjun Jiang

Party C: Zhiguo WANG

Sign: /s/ Zhiguo Wang

Party D: Heilongjiang Jinshangjing Bio-Technology Development Co., Limited

Sign (Seal): /s/ Guifang Qi

Date: May 10, 2010